Exhibit 99
Contacts:

Veronica L. Rosa                                                 Steven K. Eck
Investor Relations                                               Media Relations
610-408-7196                                                     610-408-7295
vrosa@ikon.com                                                   seck@ikon.com


                        IKON OFFICE SOLUTIONS COMMENTS ON
                         FOURTH QUARTER AND FISCAL 2002

              Accelerates Cost Saving Actions as Company Continues
                          to Streamline Infrastructure

Valley Forge, Pennsylvania - October 1, 2001 -IKON Office Solutions (NYSE:IKN) announced today its decision to exit from or downsize selected non-strategic business units, as well as the acceleration of other cost cutting actions designed to provide long-term structural benefits.

"Over the last few years, we have made great progress in positioning IKON as a driving force within the business communications industry, by expanding our product and service offerings in key growth markets," said James J. Forese, Chairman and Chief Executive Officer, IKON Office Solutions. "At the same time, our strategic initiatives designed to increase productivity have supported the critical investments necessary to implement change within this organization, while creating strong cash flows, and a greater ability to respond to ever-changing market conditions. Today, however, we must respond with even more vigor to the current economic environment and the challenges that it will present to our competitors, customers, and to IKON. In light of this, we intend to take more aggressive actions as we enter the new fiscal year to deliver permanent cost reduction benefits and operating margin expansion."

Among the many cost saving and productivity initiatives already underway, the following specific actions have been targeted for Fiscal 2002 and will be included in a pretax restructuring charge of approximately $65 million to be recorded in the fourth quarter of Fiscal 2001:
     o Exiting from the Company's telephony operations in both the U.S. and Europe;
     o The closing of a number of non-strategic digital print production centers as the Company aligns its distributed print capabilities around the opportunities associated with contractual, repetitive print work, major account services, and facilities management offerings; and,
     o Further downsizing of operational infrastructures throughout the organization as the Company leverages and intensifies prior standardization and centralization initiatives.

These restructuring actions will result in the reduction of approximately 1,600 employees over the next 12 months. Annualized savings from these measures are expected to reach approximately $50 million.

IKON's fourth quarter results will also include a $10 million charge to increase the Company's tax reserve in response to recent IRS position and court decisions surrounding the use of leveraged corporate owned life insurance (COLI) programs, which were commonly used by many companies during the 1990's.

Impacted by recent political and economic events, earnings per share for the fourth quarter, excluding the charges mentioned above, are expected to be in the range of $.09 - $.12, compared to previously communicated guidance of $.14. In addition, the impact of the restructuring charge is expected to reduce earnings per share for the fourth quarter by approximately $.34, which includes approximately $.13 attributable to goodwill associated with the charge. Also, the impact of the COLI charge is expected to reduce fourth quarter earnings per share by an additional $.07 per share. Free cash flow remains on target, and is expected to exceed $200 million for the fiscal year 2001.

"For Fiscal 2002, we expect the economy to put significant pressure on our revenues," Mr. Forese said. "Therefore, we are taking appropriate actions as we enter into Fiscal 2002. In addition to the accelerated actions identified with the restructuring charge, we will be further reducing our workforce by an additional 1,000 employees over the next 12 months, primarily through attrition."

Earnings per share for Fiscal 2002 are expected to be in the range of $.84 - $.89, which reflects the benefit of approximately $.24 per share associated with the elimination of goodwill amortization in accordance with the Company's adoption of Financial Accounting Standards Board (FASB) Statement No. 142 on October 1, 2001.

"IKON is clearly gaining strength and recognition within the industry as a total solutions provider," Mr. Forese concluded. "More importantly, we have continued to lay out, plan and execute strategies in pursuit of our long-term vision. We remain confident that these strategies will position IKON not only for economic recovery, but for solid earnings growth for Fiscal 2002 and beyond."

Additional details regarding the fourth quarter and the Company's outlook for Fiscal 2002 will be communicated on October 25, 2001 when the Company announces its results for the quarter ended September 30, 2001.

IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, e-business development, telecommunications services and technology training. With fiscal 2000 revenues of $5.4 billion, IKON has approximately 800 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, and Denmark.




This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's outlook for the fourth quarter and fiscal year 2002 and the expected long-term growth and annual savings from the restructuring plan. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. Certain additional risks and uncertainties are set forth in IKON's 2000 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.



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